Exhibit 99.7
MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
$550 MILLION SENIOR SECURED CREDIT FACILITIES
Indicative Summary of Terms and Conditions
February 11, 2008

This Indicative Summary of Terms and Conditions is provided for discussion purposes only. No financial institution shall have any commitment or obligation hereunder or in respect of the credit facilities contemplated hereby unless and until it executes a commitment letter or a definitive loan agreement with respect thereto.

I.	Parties

	Borrower:	MoneyGram Payment Systems Worldwide, Inc. (the “Borrower”).

	Lead Arranger and Bookrunner:	A financial institution to be determined (in such capacity, the “Lead Arranger”).

	Administrative Agent:	A financial institution to be determined (“Bank” and, in such capacity, the “Administrative Agent”).

	Lenders:	With respect to the Revolving Credit Facility and the Term A Facility (each as defined below), the existing lenders with respect thereto under the Existing Credit Agreement (as defined below) (collectively, the “Existing Lenders”). With respect to the Term B Facility (as defined below), a syndicate of banks, financial institutions and other entities, but excluding Disqualified Institutions (as defined below), arranged by the Lead Arranger and acceptable to the Borrower (collectively, the “New Term Lenders” and, together with the Existing Lenders, the “Lenders”). “Disqualified Institutions” means those banks, financial institutions and other entities that are competitors of the Borrower and its subsidiaries or affiliates of such competitors.

	Structure:	The credit facilities contemplated hereby will be structured as and incorporated into an amendment and restatement of the Borrower’s $350,000,000 Amended and Restated Credit Agreement dated as of June 29, 2005 for which JPMorgan Chase Bank, N.A. acts as administrative agent (as amended, the “Existing Credit Agreement”).

II.	Revolving Credit Facility

	Type and Amount of Facility:	Five-year revolving credit facility (the “Revolving Credit Facility”) in the amount of $250,000,000 (the loans thereunder, the “Revolving Credit Loans”).

	Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date (as defined below) and ending on the fifth anniversary thereof (the “Revolving Credit Termination Date”).

	Letters of Credit:	Up to $100,000,000 of the Revolving Credit Facility shall be available for the issuance of letters of credit (the “Letters of Credit”) by Bank (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans or Swing Line Loans (as defined below)) on the business day immediately succeeding the date notice of such drawing is given to the Borrower (any such notice received after 12:00 pm Chicago time shall be deemed received on the next business day). To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

	Committed Swing Line Loans:	A portion of the Revolving Credit Facility not in excess of $100,000,000 shall be available for committed swing line loans (the “Swing Line Loans”) from Bank (in such capacity, a “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

	Maturity:	The Revolving Credit Termination Date.

	Purpose:	The proceeds of the Revolving Credit Loans shall be used for general corporate purposes of the Borrower and its subsidiaries (including permitted acquisitions).

III.	Term A Facility

	Type and Amount of Facility:	Five-year term loan facility (the “Term A Facility”) in the amount of $100,000,000 (the loans thereunder, the “Term A Loans”). The Term A Loans are the “Term Loans” outstanding under the Existing Credit Agreement and shall remain outstanding after the Closing Date subject to the terms and conditions hereof.

	Amortization:	None. The Term A Loans shall be payable in full at maturity.

	Maturity:	The fifth anniversary of the Closing Date.

IV.	Term B Facility

	Type and Amount of Facility:	Five-year term loan facility (the “Term B Facility” and, together with the Revolving Credit Facility and the Term A Facility, the “Facilities”) in the amount of $200,000,000 (the loans thereunder, the “Term B Loans” and (i) together with the Revolving Credit Loans and the Term A Loans, the “Loans” and (ii) together with the Term A Loans, the “Term Loans”).

	Availability:	Available in a single drawing of $200,000,000 on the Closing Date.

	Amortization:	Quarterly amortization payments of $500,000 (i.e., 1% per year) commencing June 30, 2008. Entire remaining unpaid principal amount due at maturity.

	Maturity:	The fifth anniversary of the Closing Date.

	Purpose:	The proceeds of the Term B Loans shall be used for general corporate purposes of the Borrower and its subsidiaries and to pay fees and expenses. On the Closing Date $100,000,000 of the proceeds of the Term B Facility shall be used to prepay Revolving Credit Loans without a corresponding permanent reduction in the Revolving Credit Facility commitments.

V.	Certain Payment Provisions

	Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	Loans may be prepaid (with prepayments to be applied as the Borrower directs at the Borrower’s option) and Revolving Credit Facility commitments may be reduced by the Borrower, in each case in whole or in part without premium or penalty (other than as set forth below under “Call Protection” or reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period), in minimum amounts to be agreed upon.

	Mandatory Prepayments:	The Term B Loans shall be prepaid with (a) 100% of the net cash proceeds of any incurrence of indebtedness by Holdings or its Domestic Subsidiaries (as defined below) after the Closing Date (other than indebtedness permitted under the Credit Documentation (as defined below)) and (b) 100% of the net cash proceeds of any non-ordinary course sale or other disposition by Holdings or its Domestic Subsidiaries of any material assets, except for the sale of inventory, Portfolio Securities (as defined below), obsolete or worn-out property, property no longer useful in such person’s business and other customary exceptions to be agreed substantially similar to those contained in other senior credit facilities with affiliates of the Sponsors (subject to reinvestment of such proceeds in assets useful in the business of the Borrower and the Borrower’s subsidiaries committed to be reinvested within 15 months of the receipt of such proceeds and actual reinvestment within 180 days of the expiration of such period) and (c) 50% (with a step down to 0% if the Senior Secured Debt Ratio (as defined below) is less than 3.0 to 1.0) of Excess Cash Flow (to be defined in a manner customary for affiliates of the Sponsors) for fiscal years ending December 31, 2009 and thereafter; provided, that voluntary and certain mandatory prepayments of the Term Loans and the Revolving Credit Loans (to the extent accompanied by a permanent reduction of the relevant commitment) made prior to any Excess Cash Flow prepayment date will reduce the amount of Excess Cash Flow prepayments required on a dollar-for-dollar basis and Excess Cash Flow shall be reduced by cash used for capital expenditures and certain permitted investments made prior to the date of payment of such Excess Cash Flow.

	Call Protection:	In the event of any voluntary or mandatory prepayment of the Term B Loans, a prepayment premium of 2% of the principal amount prepaid shall be due with respect to prepayments made on or prior to the first anniversary of the Closing Date, a prepayment premium of 1% of the principal amount prepaid shall be due with respect to prepayments made after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date and no prepayment premium shall be payable with respect to prepayments made after the second anniversary of the Closing Date.

VI.	Collateral and Guarantees

All obligations of the Borrower (the “Borrower Obligations”) under the Credit Documentation (as defined below) and under any swap agreement entered into by the Borrower or any Guarantor (as defined below) with a Lender or (x) any person that is an affiliate of a Lender at the time such transaction is entered into or (y) which swap agreement is otherwise designated by the Borrower and such counterparty as covered by the Guarantees (as defined below), in each case which is designated by the Borrower as being secured, will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by MoneyGram International, Inc. (“Holdings”) and each of the Borrower’s Wholly-Owned Subsidiaries (as defined in the Existing Credit Agreement) which is a Material Domestic Subsidiary (as defined in the Existing Credit Agreement) (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”). “Domestic Subsidiary” shall be defined as a Person organized under the laws of the United States, any State thereof or the District of Columbia.

The Borrower Obligations and the obligations of each other Loan Party under the Guarantees shall be secured by a perfected first priority security interest (subject to Permitted Liens (as defined below)) in substantially all of the Loan Parties’ tangible and intangible assets (including, without limitation, the capital stock of the Borrower owned by Holdings and of each of the Borrower’s direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of material first-tier foreign subsidiaries)) (such security being the “Collateral”). The Collateral will equally and ratably secure all obligations of the Borrower and the Guarantors under or in respect of Rate Management Obligations (as defined in the Existing Credit Agreement) owing to any Lender or affiliate thereof and designated as being secured. All intercompany funds flows will be evidenced by notes which, in the case of notes payable to the Borrower or a Guarantor, shall be senior obligations of such obligor. Notwithstanding any of the foregoing, (i) the Collateral shall not include (A) cash and cash equivalents, accounts receivable or Portfolio Securities (as defined below), or deposit or security accounts (except to the extent that the foregoing are proceeds of Collateral; provided that in no event shall any control agreements be required), (B) other assets requiring perfection through control agreements, (C) letter-of-credit rights, (D) leasehold real property, (E) motor vehicles and other assets subject to certificates of title (other than any corporate aircraft), (F) interests in certain joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties, (G) tax-exempt bonds and (H) other exceptions to be agreed, (ii) neither the Borrower nor any Guarantor shall be obligated hereby to grant a security interest in any asset if the granting of such security interest would result in the violation of any applicable law or regulation, (iii) the Collateral shall not include a security interest in any contract if the granting of such security interest would be prohibited by enforceable anti-assignment provisions of contracts or applicable law (after giving effect to relevant provisions of the Uniform Commercial Code), (iv) fee-owned real property having an individual fair market value of less than $5,000,000 or aggregate fair market value of less than $25,000,000 shall be excluded from the Collateral, (v) the Collateral shall exclude assets to the extent that the burden or cost of obtaining or perfecting such security interest would outweigh the benefit to the Lenders as reasonably determined by the Borrower and the Administrative Agent and other assets in which the Administrative Agent may determine that the taking of a security interest would not be advisable and (vi) no foreign law security or pledge agreements shall be required.

“Portfolio Securities” means portfolio securities (i) designated as “trading investments” on Holdings’ consolidated financial statements, (ii) designated as “available for sale investments” on Holdings’ consolidated financial statements or (iii) otherwise designated as investments on Holdings’ consolidated financial statements.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, containing the terms set forth herein and such other terms to be agreed by the Administrative Agent, the Borrower and the Sponsor, and none of the Collateral shall be subject to any other pledges, security interests or mortgages (other than permitted liens to be agreed, liens permitted under the Existing Credit Agreement and liens securing the Second Lien Indebtedness (as defined below) (collectively, “Permitted Liens”)). The security documentation will provide that Bank shall act as collateral agent (the “Collateral Agent”) on behalf of the Lenders and the other entities holding hedging obligations secured as contemplated above.

VII.	Certain Conditions

	Initial Conditions:	The effectiveness of the amendment and restatement of the Existing Credit Agreement and the extensions of the Term B Loans shall be conditioned upon satisfaction and/or waiver of the following conditions precedent set forth in clauses (a)(i), (c), (d), (e), (f), (i), (j), (k), (l), (m), (o) and (q) on the opening of business on the third business day prior to the closing of the transactions contemplated by the Purchase Agreement (the “Satisfaction Date”), on which date the Borrower shall deliver to the Administrative Agent a certificate (the “Pre-Closing Certificate”) signed on behalf of the Borrower by an executive officer of the Borrower confirming that such conditions have been satisfied to the extent within the control of the Borrower. Provided that the Administrative Agent, in its good faith determination with the consent of each of the Lenders, agrees with the Borrower’s statements in the Pre-Closing Certificate and as to those items subject to the satisfaction of the Administrative Agent or the Lenders, that such parties are satisfied, the Administrative Agent shall acknowledge the Pre-

Closing Certificate. After the Administrative Agent has acknowledged the Pre-Closing Certificate, provided that the remaining conditions precedent set forth below are satisfied or waived on or before the closing of the transactions contemplated by the Purchase Agreement, each of the Lenders shall be required to fund and close on the Closing Date (which shall be no later than 3 business days after the Satisfaction Date) (the date upon which all such conditions precedent shall be satisfied and the Term B Loan is funded, the “Closing Date”) on or before May 1, 2008:

(a) (i) On the Satisfaction Date, the Borrower and the Guarantors shall have executed and delivered the Credit Documentation (as defined below) and (ii) on the Closing Date, any waiver period under the Existing Credit Agreement shall no longer exist and each waived Default or Unmatured Default shall have been permanently waived.

(b) The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

(c) All shareholder, governmental and third party approvals necessary in connection with the financing and other transactions contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect and all waiting periods applicable to the transactions contemplated hereby shall have expired or been terminated, in each case, to the extent required to be delivered under the Purchase Agreement.

(d) The Administrative Agent shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Satisfaction Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(e) Liens creating a first (subject only to Permitted Liens) priority security interest in the Collateral shall have been perfected or documents required to perfect such security interest shall have been delivered.

(f) The Administrative Agent shall have received such legal opinions, corporate records, officer’s certificates and other instruments as are customary for transactions of this type or as they may reasonably request.

(g) After giving effect to the making and application of the proceeds of the Closing Date transactions contemplated hereby, there shall exist unused Revolving Credit Facility commitments of at least $100,000,000 and aggregate Revolving Credit Facility commitments of $250,000,000.

(h) The Administrative Agent shall have received evidence reasonably satisfactory to it that substantially contemporaneously with the funding of the Term B Loans, the Borrower shall have received (i) gross cash proceeds of at least $710,000,000 from the issuance by the Borrower of common and preferred stock (the “Sponsor Capital”) to affiliates of Thomas H. Lee Partners L.P. and GS (as defined in the Purchase Agreement) (collectively, the “Sponsors”) on the terms and conditions set forth in that certain Purchase Agreement, dated as of February 11, 2008, among Holdings, the Borrower and the parties named therein as “Investors” (such agreement, together with all exhibits and schedules thereto, the “Purchase Agreement”) and (ii) gross cash proceeds of at least $500,000,000 from the incurrence by the Borrower of senior second lien indebtedness having a term of not less than ten years (the “Second Lien Indebtedness”) on terms and conditions set forth in (A) that certain Note Purchase Agreement, dated as of February 11, 2008 among Holdings, the Borrower, GSMP V Onshore US, Ltd. an exempted company incorporated in the Cayman Islands with limited liability, GSMP V Offshore US, Ltd. an exempted company incorporated in the Cayman Islands with limited liability and GSMP V Institutional US, Ltd. an exempted company incorporated in the Cayman Islands with limited liability (the “Note Purchase Agreement”) and (B) that certain Indenture among the Borrower, the guarantors listed on the signature pages thereto and Wells Fargo Bank, N.A., as trustee, substantially in the form set forth as Exhibit A to the Note Purchase Agreement (the “Indenture”), in each case, as such amounts may be reduced in accordance with the Purchase Agreement. [Note: Final proceeds and equity/debt split amounts, in each case, are subject to adjustment in the Purchase Agreement.]

(i) The Administrative Agent, the Collateral Agent, and the administrative agent for the holders of the Second Lien Indebtedness shall have entered into an intercreditor agreement on terms and conditions substantially similar to those attached as Schedule 1 hereto and otherwise satisfactory to the Administrative Agent and the Sponsors.

(j) All of the Existing Lenders or replacement lenders shall have entered into the Credit Documentation for the Facilities.

(k) The Administrative Agent shall be reasonably satisfied that adequate bank clearing arrangements of MoneyGram Payment Systems, Inc. are in effect on the Satisfaction Date.

(l) The Administrative Agent shall be reasonably satisfied that adequate contractual arrangements pursuant to which surety bonds are made available to support the businesses of the Borrower’s subsidiaries are in effect.

(m) The Lenders shall be satisfied with the investment policy adopted by the Board of Directors of the Borrower with respect to the portfolio investments of its subsidiaries and with the rate hedging and foreign exchange arrangements and outstanding amounts thereof of the Borrower and its subsidiaries.

(n) The Borrower’s existing 364-day credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions party thereto, dated as of November 15, 2007, as amended, shall have been terminated and prior to the Closing Date there shall be no amounts outstanding thereunder.

(o) Except as Previously Disclosed (as defined in the Purchase Agreement), since September 30, 2007, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, individually or in the aggregate, a Satisfaction Date MAE. With respect to matters which have been Previously Disclosed, in determining whether this condition is satisfied, any circumstance, event or condition occurring after the date of the Purchase Agreement shall be taken into account, including any deterioration, worsening or adverse consequence of such Previously Disclosed matters occurring after the date of the Purchase Agreement. “Satisfaction Date MAE” means any circumstance, event, change, development or effect that, (a) is material and adverse to the financial position, results of operations, business, assets or liabilities of Holdings and its Subsidiaries, taken as a whole, (b) would materially impair the ability of Holdings and its Subsidiaries, taken as a whole, to perform their obligations under the Credit Documentation, (c) would materially impair the rights and remedies of the Administrative Agent or the Lenders under the Credit Documentation, taken as a whole, or (d) would materially impair the ability of Holdings to perform its obligations under the Purchase Agreement or otherwise materially threaten or materially impede the consummation of the Purchase (as defined in the Purchase Agreement) and the other transactions contemplated by the Purchase Agreement; provided, however, that the impact of the following matters shall be disregarded: (i) changes in general economic, financial market, credit market, regulatory or political conditions (whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) generally affecting the U.S. economy, foreign economies or the industries in which Holdings or its Subsidiaries operate, (ii) changes in generally accepted accounting principles, (iii) changes in laws of general applicability or interpretations thereof by any Governmental Entities (as defined in the Purchase Agreement), (iv) any change in Holdings’ stock price or trading volume, in and of itself, or any failure, in and of itself, by Holdings to meet revenue or earnings guidance published or otherwise provided to the Administrative Agent or the Lenders (provided that any fact, condition, circumstance, event, change, development or effect underlying any such failure or change, other than any of the foregoing that is otherwise excluded pursuant to clauses (i) through (viii) hereof, may be taken into account in determining whether a Satisfaction Date MAE has occurred or would reasonably be expected to occur), (v) losses resulting from any change in the valuations of Holdings’ portfolio of securities or sales of such securities and any effect resulting from such changes or sales, (vi) actions or omissions of Holdings or the Sponsors taken as required by the Purchase Agreement or with the prior written consent of the Administrative Agent, (vii) public announcement, in and of itself, by a third party not affiliated with Holdings of any proposal to acquire the outstanding securities or all or substantially all of the assets of Holdings and (viii) the public announcement of the Credit Documentation and the transactions contemplated thereby (provided that this clause (viii) shall not apply with respect to Sections 1.2(c)(v), 2.2(d), 2.2(h) and 2.2(k) of the Purchase Agreement); provided further, however, that Satisfaction Date MAE shall be deemed not to include the impact of the foregoing clauses (i), (ii) and (iii), in each case only insofar and to the extent that such circumstances, events, changes, developments or effects described in such clauses do not have a disproportionate effect on Holdings and its Subsidiaries (exclusive of its payments systems business) relative to other participants in the industry.

(p) The proceeds from the issuance of the Sponsor Capital and the incurrence of the Second Lien Indebtedness (net of transactional fees and expenses and other general corporate purposes in an amount to be agreed) shall substantially contemporaneously with closing be contributed as equity to MoneyGram Payment Systems, Inc.

(q) (i) On or prior to the Satisfaction Date, Holdings (x) shall have received from Deloitte & Touche LLP an unqualified opinion regarding the consolidated financial statements of Holdings and its subsidiaries as of and for the year ended December 31, 2007, prepared in accordance with GAAP (which opinion shall not contain any going concern modification or qualification or other explanatory paragraph) (such an opinion referred to herein as a “Satisfactory Audit Opinion”) and (y)

shall have filed its Annual Report on Form 10-K in compliance with all applicable rules promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) or, (ii) if the conditions set forth in clause (i) of this sentence have not been satisfied on or prior to the Satisfaction Date, then:

(A) the Administrative Agent (and in the case of (x) below, each of the Lenders) shall have received, (v) at least two (2) business days prior to the Satisfaction Date, a draft of Holdings’ Annual Report on Form 10-K delivered by Holdings in a substantially complete form, (w) at least two (2) business days prior to the Satisfaction Date, a draft opinion delivered by Deloitte & Touche LLP to Holdings regarding the consolidated financial statements of Holdings and its subsidiaries as of and for the year ended December 31, 2007, prepared in accordance with GAAP (which draft opinion shall be unqualified, except that it may contain a going concern qualification referring solely to Holdings’ need to raise additional capital to address the reduced valuation of Holdings’ investment portfolio and shall not contain any other going concern modification or similar qualification or other explanatory paragraph) (such a draft opinion referred to herein as a “Draft Audit Opinion”), (x) verbal confirmation (on both the date the draft opinion referred to in clause (v) is delivered and on the Satisfaction Date) from Deloitte & Touche LLP to the effect that the Draft Audit Opinion is in a final form that could be delivered to Holdings as of the Satisfaction Date, and if the Draft Audit Opinion contains a Going Concern qualification, verbal confirmation from Deloitte & Touche LLP that the sale of portfolio securities and the receipt of the funds from the transactions contemplated by the Transaction Documents (as defined in the Purchase Agreement) will result in a Satisfactory Audit Opinion, with an assumption that the amount of the Total Loss (as defined in the Purchase Agreement) does not exceed $1,700,000,000 (provided, however, that on the Satisfaction Date such assumption shall take into account any actual securities sold and the bids received on the securities to be sold), (y) on both the date the draft opinion referred to in clause (v) is delivered and on the Satisfaction Date, a written description delivered by Deloitte & Touche LLP to Holdings as of these dates of all remaining audit procedures that need to be completed for Deloitte & Touche LLP to issue a Satisfactory Audit Opinion, which procedures relate solely to confirming the receipt of funds from the sale of portfolio securities and the receipt of the funds from the transactions contemplated by the Transaction Documents (as defined in the Purchase Agreement), and (z) at least two (2) business days prior to the Satisfaction Date, a written description from Holdings, based on discussions with Deloitte & Touche LLP, of all steps Holdings and Deloitte & Touche LLP will take in order for Holdings to obtain from Deloitte & Touche LLP a Satisfactory Audit Opinion on or prior to the Outside Receipt Date (as defined below); and

(B) the Administrative Agent, with the consent of each of the Lenders, shall have determined (and shall have notified Holdings not later than the Satisfaction Date that it has determined) in its sole judgment and discretion that Holdings will obtain from Deloitte & Touche LLP, a Satisfactory Audit Opinion on or prior to March 14, 2008 (the “Outside Receipt Date”), and will file its Annual Report on Form 10-K in compliance with all applicable rules promulgated under the Exchange Act on or prior to the Outside Receipt Date.

In making the foregoing determination, the Administrative Agent shall be entitled to consider such factors as it deems relevant, including without limitation discussions with Holdings and its advisors and accountants.

(r) Neither Deloitte & Touche LLP nor any other accounting firm shall have issued to Holdings any opinion regarding the consolidated financial statements of Holdings and its subsidiaries as of and for the year ended December 31, 2007 which is not a Satisfactory Audit Opinion.

The funding of the Term Loan B on the Closing Date is acknowledgement of the satisfaction of the foregoing conditions precedent.

Other Conditions:	Each extension of credit shall be conditioned upon (a) the accuracy, in all material respects, of (i) all representations and warranties in the Credit Documentation on the Satisfaction Date (including, without limitation, a representation on the Satisfaction Date as to the absence of a Satisfaction Date MAE) after giving pro forma effect to the consummation of the transactions contemplated hereby and (ii) all representations and warranties in the Credit Documentation after the Closing Date (including, without limitation, the absence of a Material Adverse Effect (as defined below) and litigation representations) and (b) (i) as of the Satisfaction Date, after giving pro forma effect to the consummation of the transactions contemplated hereby, there being no default or event of default, (ii) as of the Closing Date, there being no default or event of default in existence after giving effect to the making of such extension of credit and the consummation of the transactions contemplated hereby, with respect to or arising out of (A) a breach of the representations or warranties made on the Satisfaction Date; provided that a breach of any representation or warranty made on the Satisfaction Date shall not constitute a default or event of default unless such breach evidenced or had a Material Adverse Effect, (B) any affirmative or negative covenant, (C) any bankruptcy default or event of default or (D) an event of default with regard to the failure of guarantees or security and (iii) after the Closing Date, there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit; provided that a breach of any representation or warranty made on the Satisfaction Date shall not constitute a default or event of default unless such breach evidenced or had a Material Adverse Effect. As used herein, “Material Adverse Effect” means any event, condition or circumstance that has occurred since the Closing Date that could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations or assets of Holdings and its subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Credit Documentation or (iii) the rights or remedies of the Administrative Agent or the Lenders under the Credit Documentation, taken as a whole (other than, in each case, as related to: (A) the valuation of the investment portfolio of Holdings and its subsidiaries and (B) any shareholder or derivative litigation arising as a result of the transactions contemplated hereby and/or the disclosure or failure to disclose information related to the valuation of the investment portfolio of Holdings and its subsidiaries).

VIII.	Certain Documentation Matters

The definitive documentation for the Facilities shall contain the terms and conditions set forth in this term sheet and such other terms and conditions as the Sponsors, the Borrower and the Senior Lead Arranger shall agree (the “Credit Documentation”). The representations and warranties, affirmative and negative covenants, financial covenants and events of default contained in the Credit Documentation (which shall apply to the Loan Parties and other subsidiaries to be agreed) shall consist of the following and with exceptions for materiality or otherwise and “baskets” substantially similar to those contained in other senior credit facilities with affiliates of the Sponsors and other exceptions to be agreed.

	Representations and Warranties:	Financial statements; no Material Adverse Effect; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or material contractual obligations; no litigation that would have a Material Adverse Effect; no default; ownership of property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; solvency of Holdings and its subsidiaries, taken as a whole, on the Closing Date; collateral matters; accuracy of disclosure on the Closing Date.

	Affirmative Covenants:	Delivery of annual and quarterly financial statements (with filing the 2007 10-K and delivery of the 2007 audited financial statements without a going concern or other similar qualifications or disclosures as soon as practicable, but in any event on or before the date of delivery for the annual 2008 financial statements), reports, projections, officers’ certificates and other information reasonably requested by the Lenders (including both consolidated and consolidating information of Holdings and its Material Domestic Subsidiaries, and individual quarterly statements for the Borrower); use of proceeds; payment of taxes; maintenance of existence and material rights and privileges; compliance with laws; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records (subject to frequency and expense limitations to be agreed); notices of defaults and other events that could reasonably be expected to have a Material Adverse Effect; additional guarantors/pledgors; collateral; further assurances; and maintenance of a Minimum Liquidity Ratio (as defined in, and calculated in accordance with, the Indenture) of at least 1.0 to 1.0.

Financial Maintenance Covenant:	The following financial maintenance covenants (with levels to be agreed upon, which levels in any case will be set to reflect a cushion of at least 30% from the financing model), measured as of the last day of each fiscal quarter for the four fiscal quarters then ended, commencing on March 31, 2009:

•     Ratio of senior secured debt for borrowed money (including the Second Lien Indebtedness) and capital leases and shall specifically exclude any obligations in respect of equity classified as indebtedness in accordance with GAAP to EBITDA (the “Senior Secured Debt Ratio”); and

•     Ratio of minimum EBITDA to cash interest expense (but specifically excluding from interest expense any obligations in respect of equity classified as indebtedness in accordance with GAAP) net of interest income attributable to cash on hand (rather than to Portfolio Securities).

EBITDA shall be defined in a manner customary for that contained in other senior credit facilities with affiliates of the Sponsors but in any event to disregard non-cash gains, losses or charges, extraordinary, non-recurring or unusual gains, losses or charges or gains or losses on securities and shall include an additional amount for fees, costs and expenses in connection with the transactions contemplated hereby and by the Purchase Agreement.

For purposes of determining compliance with the financial covenants, a cash equity contribution in the Borrower after the Closing Date and on or prior to the day that is 20 days after the day on which financial statements are required to be delivered for a fiscal quarter (the “Cure Date”) will, at the request of the Borrower, be included in the calculation of consolidated EBITDA for purposes of determining compliance with financial ratios at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with such financial covenants and (c) during the period from the date of notice by the Borrower to the Administrative Agent of the Specific Equity Contribution to the Cure Date, neither the Administrative Agent nor any Lender shall exercise any rights or remedies as a result of any financial covenant default or event of default.

Negative Covenants:	Limitations on: indebtedness (including guarantee obligations in respect of indebtedness only)[1]; liens[2]; mergers, consolidations, liquidations and dissolutions; sales of assets[3]; dividends and

[1]	The Credit Documentation will include an incurrence-based in debtedness covenant consistent with that set forth in the Indenture and carve-outs with respect to (i) ordinary course carve-outs customary for senior credit facilities with affiliates of the Sponsors (including: reimbursement obligations in respect of letters of credit (or other Indebtedness with respect to reimbursement type obligations) for workers compensation laws, unemployment insurance laws or similar legislation; indemnification and purchase price adjustments in connection with asset sales or acquisitions; obligations in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees or other obligations of a like nature (or in respect of letters of credit securing the same); obligations from honoring checks, drafts or similar instruments and cash management obligations; ordinary course deferred compensation arrangements; refinancing obligations); (ii) Indebtedness incurred or assumed in connection with permitted acquisitions; (iii) Indebtedness incurred or assumed in connection with acquisitions so long as the Borrower is in pro forma compliance with the Senior Secured Debt Ratio (or a ratio to be agreed prior to the effectiveness of such financial covenant); (iv) general debt basket of $100 million and (v) Indebtedness existing on the Closing Date.

[2]	The Credit Documentation will include carve-outs with respect to (i) Liens securing Indebtedness assumed in connection with an acquisition/at the time property is acquired; (ii) Liens securing judgments not constituting an Event of Default; (iii) ordinary course Liens carve-outs (including good faith deposits in connection with bids, tenders, contracts or leases, etc.; in favor of an issuer of customs, stay, performance, bid, appeal and surety bonds and completion guarantees or other obligations of a like nature (or in respect of reimbursement obligations for letters of credit securing the same); leases, subleases, licenses or sublicenses in the ordinary course; precautionary UCC filings; deposits to secure liability to insurance carriers; of collection banks, securing brokerage trading accounts, and encumbering bank accounts); (iv) the deposit or pre-funding of amounts in escrow pursuant to contractual obligations contained in customer agreements; (v) a general basket in an amount of $100 million and (vi) Liens existing on the Closing Date.

[3]	The Credit Documentation will include carve-outs (i) to permit (A) the sale of the Portfolio Securities contemplated by the Purchase Agreement; (B) transfers subject to casualty/condemnation; and (C) sales of the official check business or the FSMC business, in each case subject to reinvestment or the commitment to reinvest within 15 months in assets useful in the business or the repayment of Indebtedness and (ii) with respect to a general basket for asset sales not to exceed a “Substantial Portion” which shall be defined as 10% of the consolidated assets.

other payments in respect of capital stock of the Borrower and Holdings[4]; investments, loans and advances,[5] optional payments and modifications of subordinated debt; transactions with affiliates,[6] negative pledge clauses; restrictive agreements; amendments to constituent documents.

The Borrower and each of the Borrower’s subsidiaries will be permitted to make acquisitions and invest in joint ventures so long as the Borrower is in compliance, on a pro forma basis, with all covenants and there is no default or event of default under the Credit Documentation. Acquisitions of and investments in entities that do not become Guarantors will be limited in an amount to be agreed.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after 5 business days; material inaccuracy of a representation or warranty when made or deemed made; violation of covenants (subject, in the case of affirmative covenants (other than notice of a default), to a grace period of 30 days following written notice from the Administrative Agent); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material unpaid judgments; invalidity of

In addition, the Credit Documentation will clarify that the voluntary termination of Rate Management Transactions are ordinary course disposals of Portfolio Securities.

[4]	The Credit Documentation will include (i) carve-outs for the payment by the Borrower to Holdings for the payment of litigation expenses, settlement and judgments so long as the Borrower is in compliance on a pro forma basis with the financial covenants and the Minimum Liquidity Ratio is not less than 1.0 to 1.0; (ii) so long as no default has occurred and is continuing, a $25 million general basket with a growing basket based on 50% of net income plus equity contributions and (iii) other ordinary course items (including, without limitation, restricted payments to Holdings to pay operating expenses, overhead, taxes, etc.).

[5]	The Credit Documentation will include (i) a $150,000,000 basket for investments in non-guarantors, (ii) an unlimited basket for investments (including investments made prior to the date hereof) in special purpose entities formed for the limited organizational purpose of isolating specified assets with respect to rights and obligations pursuant to payment service obligations; provided that the total assets of all special purpose entities shall not exceed $2.0 billion at any one time outstanding, (iii) a general basket of $25,000,000 (which may be increased by the utilization of the dividends general and growing baskets) and (iv) a carveout with respect to Investments existing on the Closing Date.

[6]	The Credit Documentation will include carve-outs with respect to: (i) the contemplated transactions and the payment of fees and expenses on the Closing Date in connection therewith (including in connection with the Sponsor Capital and the Second Lien Indebtedness); (ii) transactions upon fair and reasonable terms; (iii) expenses and indemnifications of the Sponsors; (iv) the contemplated transactions and the payment of fees and expenses in connection therewith (including the Sponsor Capital and the Second Lien Indebtedness); (v) directors’ fees, expenses and indemnification; (vi) employment and severance arrangements with directors, officers, employees, members of management and consultants in the ordinary course, including indemnities; (vii) tax sharing arrangements; (viii) equity issuances; (ix) transactions otherwise permitted under the Credit Documentation and (x) arrangements in existence on the Closing Date.

guarantees or security; a change of control (the definition of which is customary for affiliates of the Sponsors, but in any event no more restrictive than the definition set forth in the Indenture).

Voting:	Except as set forth below, amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of Term Loans and commitments under the Revolving Credit Facility (the “Required Lenders”); provided that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the principal amount of any Loan or extensions of the scheduled date of the final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any scheduled due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to reduction of the voting percentage set forth in the definition of Required Lenders, the release of all or substantially all of the collateral and the release of substantially all of the Guarantors.

The Credit Documentation shall contain provisions allowing the Borrower to replace a Lender or terminate the commitment of a Lender and prepay that Lender’s outstanding Loans in full in connection with such Lender’s (i) failure to consent to an amendment or waiver requiring the consent of all Lenders or of all Lenders directly affected thereby (so long as the Required Lenders consent), (ii) demand for payment of increased costs, taxes, etc. or (iii) insolvency or default on its obligations to lend/buy participations.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments to any person (other than to a Disqualified Institution) with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy Event of Default has occurred and is continuing, (b) the Administrative Agent, unless a Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund or (c) the Issuing Lender, unless a Term Loan is being assigned. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, in the case of a Revolving Credit commitment, and $1,000,000, in the case of a Term Loan, unless otherwise agreed by the Borrower and the Administrative Agent. An assignment fee of $3,500 per assignment shall be payable to the Administrative Agent (which fee may be waived or reduced in the sole discretion of the Administrative Agent).

The Borrower shall have the right to consent to replacement of the Administrative Agent absent a payment or bankruptcy Event of Default.

The Credit Documentation shall not require pro rata treatment with respect to assignments and participations of the Borrower, its subsidiaries and affiliates nor shall it prohibit or limit assignments or participations to the Borrower or any of its affiliates; provided that in the event of any assignment or participation to the Borrower, the amount of the Loans so assigned shall be deemed to be cancelled for all purposes, including with respect to voting rights and calculation of financial covenants.

The Lenders shall also be permitted to sell participations in their Loans (other than to any Disqualified Institution). Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations for senior secured credit facilities with affiliates of the Sponsors. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under clauses (a) or (b) of “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Assignments and participations by Lenders of their interests in the Facilities shall not be required to be pro rata among different tranches.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto, in each case, substantially similar to those contained in other senior credit facilities with affiliates of the Sponsors.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication or arrangement of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (limited to the reasonable fees, disbursements and other charges of one counsel to the

Administrative Agent and the Lead Arranger taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Lenders (limited to the reasonable fees, disbursements and other charges of one counsel to all such persons and, if reasonably necessary, of one local counsel in any relevant jurisdiction) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Collateral Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees and agents) will be indemnified and held harmless against, any loss, liability, cost or expense (limited to the reasonable out-of-pocket fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence, bad faith or willful misconduct of, or breach of the Credit Documentation by, the indemnified party (or their related persons) or any dispute solely among the indemnified persons (or their related persons) and not involving the Borrower, the Sponsors or their affiliates).

Governing Law and Forum:	State of New York.

Annex I
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin.

provided, that all Swing Line Loans shall bear interest at ABR plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by Bank as its prime rate in effect at its principal office (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities. In no event shall the Adjusted LIBO Rate be less than 2.5% per annum[7].

“Applicable Margin” means a per annum rate not to exceed (a) 2.50% in the case of Revolving Loans and Term A Loans which are ABR Loans (as defined below) and Swing Line Loans, (b) 4.00% in the case of Term B Loans which are ABR Loans, (c) 3.50% in the case of Revolving Loans and Term A Loans which are Eurodollar Loans (as defined below) and (d) 5.00% in the case of Term B Loans which are Eurodollar Loans.

“LIBO Rate” means the rate at which Eurodollar deposits in the London interbank market for one, two, three or six months or, if available to all relevant affected Lenders, nine or twelve months or a shorter period (as selected by the Borrower) are quoted on the Telerate screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facilities, such amount shall bear

[7]	The Bank, the Borrower and the Sponsors agree to discuss in good faith a removal of such interest rate floor upon achievement of a specified Senior Secured Debt Ratio.

interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Commitment Fees:	The Borrower shall pay a commitment fee on the average daily unused amount of the Revolving Credit Facility commitments at the rate of 0.50% per annum, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans which are Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders with a Revolving Credit Facility commitment and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed (but not to exceed 0.125% per annum) of the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary and reasonable administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

2

Schedule 1
Subordination of Indenture Security Interests
Under a Lien Subordination and Intercreditor Agreement to be drafted, the security interests of noteholders under the Indenture (the “Junior Liens”) will be subordinated to the security interests securing the Borrower’s revolving and term credit facilities and rate management obligations owing to lenders (and affiliates of lenders) thereunder (collectively, the “First Lien Debt” and “Senior Liens”, as applicable). Set forth below is a summary of the principal terms of such subordination:
•	The Senior Liens and the Junior Liens will be created under separate security documents with separate collateral agents but in the same collateral.

•	The subordination provisions of the Junior Liens will apply notwithstanding, among other things, any defect or deficiency in the creation, attachment or perfection of any Senior Lien.

•	Holders of the Junior Liens (the “Junior Lienholders”) will be prohibited from foreclosing on or taking any other enforcement action with respect to the Collateral while obligations under the First Lien Debt (the “Senior Secured Obligations”) are outstanding, except that the Junior Lienholders may:
•	take such actions as they deem necessary to create, continue or protect the perfection of Junior Liens;

•	file proofs of claim or statements of interest in insolvency proceeding;

•	file responsive proceedings in opposition to any motion objecting to claims of Junior Lienholders;

•	purchase by an all cash bid for Collateral at any Section 363 hearing or public or judicial foreclosure sale; and

•	if an event of default under the Indenture has occurred, after expiration of a 180 day standstill period, the Junior Lienholders may exercise any secured creditor remedies with respect to the Collateral for so long as the Senior Lienholders are not diligently pursuing the exercise of their respective rights or remedies with respect to the Collateral; provided, however, that the right to exercise remedies shall be suspended in the event that the event of default giving rise to the commencement of the standstill period is waived by the Junior Lienholders or an insolvency proceeding is commenced by or against the Borrower.
•	The obligations under the Indenture will be subordinate only in respect of the proceeds of realization of collateral and will not be subordinated in right of payment, and the Junior Lienholders will be permitted, during the continuance of an event of default, (a) with limited exception specified in the agreement, to exercise the rights of unsecured creditors, including, without limitation, filing any pleadings, objections, motions or agreement which assert rights or interest available to unsecured creditors (subject to the limited exceptions set forth in the agreement); provided that any judgment lien obtained upon exercise of such rights shall be subordinated pursuant to the agreement, and (b) to retain any amounts obtained in respect of such obligations, except to the extent such amounts constitute Collateral for the Senior Secured Obligations or proceeds of such Collateral.

•	The Junior Lienholders will not seek to make any Junior Lien pari passu with, or to obtain any preference or priority over, any Senior Lien.

•	The Junior Lienholders will not interfere with the exercise of remedies by the holders of the Senior Liens (the “Senior Lienholders”).

•	The Junior Lienholders will pay over to the Senior Lienholders any Collateral or any proceeds of

3

any Collateral that they may receive.
•	Each of the Senior Secured Obligations and the obligations under the Indenture (the “Junior Secured Obligations”) may be amended, waived, increased, extended, renewed, replaced, refinanced or secured with additional collateral (provided that both the Senior Liens and Junior Liens shall attach to any such additional collateral) without affecting the lien priorities of the Junior Liens and the Senior Liens, in each case subject to the covenants in the documentation for the Junior Secured Obligations and the documentation for the Senior Secured Obligations; provided no such amendment, waiver, increase, extension, renewal, replacement or refinancing shall increase the First Lien Debt to an amount in excess of a maximum principal amount of $650 million (the “First Lien Cap”) or shorten the maturity of the Second Lien Debt so that it matures sooner than 91 days following the maturity date of the First Lien Debt.

•	Collateral will be released automatically from the Junior Liens upon any sale of such Collateral in which the Senior Liens are released if such sale is either: (a) effected (i) as a result of the exercise of remedies by the Senior Lienholders or (ii) pursuant to Section 363 of the Bankruptcy Code; or (b) is in compliance with the Second Lien Indenture.

•	If any Senior Secured Obligations shall be paid in full and such payment or any part thereof is required to be returned or repaid, the subordination terms shall be reinstated with respect thereto until again fully paid in cash.

•	The Required Holder (as defined in the Indenture) shall have the option, exercisable upon the exercise of remedies with respect to a material portion of the Collateral by the Senior Lienholders following the acceleration of the Senior Secured Obligations or the commencement of an insolvency proceeding with respect to the Borrower, to purchase from the Senior Lienholders 100% (but not less than 100%) of the right, title and interest of the Senior Lienholders at par plus all accrued and unpaid interest and any prepayment premium that would be payable on the date of exercise of the purchase option if the Borrower were then prepaying the Senior Secured Obligations.

•	The Junior Lienholders shall have the right to receive additional collateral on a second priority basis in the event that the Senior Lienholders receive additional collateral in support of the Senior Secured Obligations.

•	The Junior Lienholders will agree, in connection with any bankruptcy proceeding:
•	not to seek relief from the automatic stay in respect of the Collateral or any lien thereon;

•	not to seek or accept adequate protection for the Junior Secured Obligations unless the Senior Secured Obligations have received adequate protection and then only (a) replacement liens on collateral junior to the Senior Liens, (b) accrual (but not the current payment) of interest, and (c) current payment of expenses of the junior collateral agent.

•	not to oppose or object to adequate protection sought by or granted to any Senior Lienholder in connection with the use of cash collateral or post-petition financing;

•	not to object to any use of cash collateral or any post-petition financing by the Senior Lienholders or others, including on a priming basis, unless the Required Lenders under the First Lien Debt have opposed such use of cash collateral or such financing; provided that the foregoing shall not prevent the Junior Lienholders from:
a.	objecting to any post-petition financing if the aggregate principal amount thereof plus the principal amount of First Lien Debt exceeds the First Lien Cap; and

b.	objecting to any use of cash collateral or post-petition financing if (a) the Junior

4

Lienholders do not retain a lien on the Collateral or the proceeds thereof with the same priority as existed prior to the commencement of such bankruptcy proceeding (subject to any priming lien of such DIP financing), (b) the Junior Lienholders do not receive a replacement lien on post-petition assets to the same extent granted to the Senior Lienholders with the same priority (subject to any priming lien of such DIP financing) as existed prior to the commencement of such bankruptcy proceeding, (c) the Junior Lienholders do not receive accrual (but not current payment) of interest, or (d) the Junior Lienholders do not receive current payment of expenses of the junior collateral agent.
•	not to oppose or object to the determination of the extent of any Senior Lien or the value of any claims of Senior Lienholders under §506(a) of the Bankruptcy Code; and

•	not to oppose or object to the payment of interest or expenses under §506(b) of the Bankruptcy Code to any Senior Lienholder.

•	The Junior Lienholders will not authorize the Senior Lienholders to exercise their voting rights in any bankruptcy proceeding.

•	The Junior Lienholders will not propose any post-petition financing in such bankruptcy proceeding without the written consent of the Senior Lienholders.

•	The Junior Lienholders may propose, vote on, file and prosecute, object to, and make other filings with regard to, any plan of reorganization, unless such action would directly or indirectly result in a violation of the agreement, whether directly by the Junior Lienholders or as a result of confirmation of such plan (e.g., a plan that includes a determination as to, or allows for a challenge to, the value of any claims of Senior Lienholders).
Other Terms:
1.	Junior Lienholders will have a cross acceleration and cross-payment default at maturity with respect to the Senior Secured Obligations.

2.	The Indenture may contain customary antilayering provisions for the benefit of the Junior Lienholders.

3.	Indenture will not have amortization payments or mandatory prepayments (other than asset sales or change of control) that occur before the First Lien Debt is repaid in full.

5